UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 23, 2019

SINTX Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On April 23, 2019, SINTX Technologies, Inc. (the “Company”) held its annual meeting of stockholders at which the following matters were voted on:

Proposal No. 1: A proposal to elect two Class II directors to hold office for a term expiring at the annual meeting of stockholders to be held in 2022 or until their respective successors are elected and qualified. This proposal was approved.

Nominee	Votes For	Votes Withheld	Broker Non-vote
David Truetzel	4,890,149	2,008,028	8,052,363
Eric Stookey	4,875,266	2,022,911	8,052,363

There were no abstentions with respect to the election of directors.

Proposal No. 3: A proposal to ratify the appointment of Tanner LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2019. This proposal was ratified.

For	Against	Abstain	Broker Non-vote
11,305,086	2,468,258	1,177,195	0

Proposal No. 4: To approve one or more adjournments of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt one or more of the Proposals.

For	Against	Abstain	Broker Non-vote
10,159,503	4,488,437	302,598	0

Item 8.01 Other Events.

A copy of the press release issued by the Company with respect to the annual meeting is attached hereto as Exhibit 99.1.

With respect to Proposal 2 regarding the authorization of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock at a ratio of between 1-for-2 and 1-for-30, inclusive, which ratio will be selected at the sole discretion of our Board of Directors at any whole number in the above range, with any fractional shares that would otherwise be issued as a result of the reverse stock split being rounded up to the nearest whole share; provided, that our Board of Directors may abandon the reverse stock split in its sole discretion, the Annual Meeting was adjourned to May 23, 2019, at 10:00 a.m. Mountain Time. The adjourned stockholder meeting will be held at the Company’s offices, located at 1885 West 2100 South, Salt Lake City, UT 84119. The purpose of the adjournment is to allow additional time for the Company’s stockholders to vote on Proposal 2.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	SINTX Technologies, Inc. press release dated April 24, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINTX TECHNOLOGIES, INC.

Date: April 24, 2019	/s/ B. Sonny Bal
B. Sonny Bal
President and Chief Executive Officer